Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of August 30, 2016 (the “Effective Date”) by and between CEB Inc., a Delaware corporation (the “Company”), and Thomas L. Monahan III, an individual (“Executive”).

WHEREAS, Executive currently serves as the Chairman and Chief Executive Officer of the Company;

WHEREAS, Executive and the Company are parties to an Executive Severance Agreement dated as of February 3, 2012 (the “Severance Agreement”, of which a copy is attached as Exhibit A) and an Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation, and Work Product dated as of August 20, 1997 (the “Covenants Agreement”, of which a copy is attached as Exhibit B) and an Employment Agreement dated May 16, 2001 (the “Employment Agreement”, of which a copy is attached as Exhibit C) and an Indemnity Agreement dated February 28, 2011 (the “Indemnity Agreement”, of which a copy is attached as Exhibit D);

WHEREAS, Executive has informed the Company’s board of directors (the “Board”) that he has decided to voluntarily resign all of his positions with the Company and its affiliates;

WHEREAS, the Company and Executive (each, a “Party”) desire to set forth the terms of Executive’s voluntary resignation from the Company, to establish a transition period during which Executive shall continue to serve as an employee of the Company, and to modify the terms and conditions of Executive’s non-competition obligations under the Covenants Agreement for the benefit of the Company in exchange for reasonable payments to Executive;

NOW, THEREFORE, in consideration of the premises, and the promises and agreements set forth below, the Parties, intending to be legally bound, agree as follows:

1.	Transition Period.
(a)

The Parties agree that Executive shall remain an employee of the Company through June 30, 2017 (the date of this Agreement through such date, the “Transition Period”), subject to the Company’s right to earlier terminate Executive’s employment for Cause (as defined in, and determined under, the Severance Agreement) or Executive’s death or disability (as defined in the Severance Agreement) (and, in the event of any such termination, the Transition Period shall end on the date thereof).  In addition, the Company may request that Executive extend the Transition Period on a month-by-month basis, for a total of up to six months (i.e., through as late as December 31, 2017), and Executive may agree to do so in his discretion.  For the avoidance of doubt, the Company may not terminate Executive’s employment without Cause prior to June 30, 2017.

(b)

Executive shall continue to serve as Chairman and Chief Executive Officer of the Company through the end of the Transition Period or, if earlier, when a new Chief Executive Officer has assumed his/her position as Chief Executive Officer (whether on an interim basis or otherwise).  Upon and following the date on which a new Chief Executive Officer has assumed his/her position as Chief Executive Officer, Executive shall remain employed with the Company for the remainder of the Transition Period, and shall perform such duties as reasonably requested by such new Chief Executive Officer and the Board.  Effective as of the end of the Transition Period, Executive hereby resigns all positions with the Company and its affiliates, including his position as a member of the Board.

(c)

Notwithstanding the Severance Agreement, in no event shall Executive be entitled to any benefits pursuant to Section 1 of the Severance Agreement that are not also provided under this Agreement, and Executive shall not be deemed to have been terminated without “cause” or to have resigned for “good reason” for purposes of any plan or agreement covering Executive.

2.	Compensation During Transition Period.
(a)

Base Salary.  During the Transition Period, Executive shall continue to be paid his base salary at the rate in effect on the Effective Date (i.e., at the rate of $920,000 per annum), in accordance with the Company’s standard payroll procedures.

(b)

2016 Bonus.  Executive shall be entitled to a cash bonus for calendar year 2016 in an amount determined in accordance with the terms of the applicable bonus arrangement, subject to Executive’s continued employment with the Company through the date the bonus is payable (provided that, if Executive dies prior to the payment date, his estate shall be paid a prorated target bonus for 2016 based on the number of days he was employed by the Company in 2016 divided by 366), which shall be at the same time bonuses are paid to the Company’s senior executives generally.

(c)

2017 Bonus.  Executive shall receive a cash bonus for 2017 at the “target” level (i.e., $920,000), multiplied by the greater of (x) a fraction, the numerator of which is the number of days Executive is an employee of the Company in 2017 and the denominator of which is 365 and (y) unless the Transition Period is terminated by the Company for Cause before June 30, 2017, 181/365.  Any such bonus shall be paid within thirty (30) days following the end of the Transition Period.

(d)

Employee Benefits.  During the Transition Period, Executive shall be entitled to actively participate in the Company’s employee benefit plans (including all of the plans, programs and benefits described in Section 4 of the Employment Agreement) in accordance with applicable plan and program terms as in effect from time-to-time.  Upon the end of the Transition Period, Executive’s rights under each such plan and program shall be determined in accordance with the terms of such plans and programs as in effect from time-to-time (including, without limitation, the Company’s Retiree Medical Policy, of which a copy is attached as Exhibit E). Upon the end of the Transition Period, Executive shall also be entitled to exercise his COBRA rights.
(e)

Equity Awards.  Executive’s outstanding equity awards in the Company shall continue to vest in accordance with their terms during the Transition Period and, subject to the terms of any clawback policy of the Company in effect for senior executives, all such vested awards shall be non-forfeitable as of the end of the Transition Period.  For the avoidance of doubt, any equity awards that do not vest during the Transition Period in accordance with their terms shall be forfeited at the end of the Transition Period.  No new equity awards shall be granted to Executive during the Transition Period.

(f)

Other Benefits.  During the Transition Period and thereafter, Executive shall be entitled to any additional or other benefits to which he is then entitled under the then-applicable terms of any applicable plan, program, agreement, or arrangement of the Company or any of its affiliates (collectively, “Company Arrangements”, and including without limitation the Severance Agreement (as modified by this Agreement), the Indemnity Agreement, and the Company’s Deferred Compensation Plan).  The Company confirms that Executive’s aggregate balance in its Deferred Compensation Plan was $13,628,001 as of August 19, 2016, and is and will remain fully vested and non-forfeitable (subject only to change in value due to contributions after August 19, 2016, and phantom investment results).  In the event of a “change in/of control” as defined in any Company Arrangement, Executive shall be entitled to any benefit to which he would have been entitled under the applicable terms and conditions of such Company Arrangement, to the extent that such benefit exceeds the corresponding benefit (if any) to which he is entitled under this Agreement.

3.

Non-Competition and Non-Solicitation of Customers.  Sections 5(b) and 5(d) of the Covenants Agreement are deleted and replaced with “[Reserved]”; the last sentence of Section 5(e) of the Covenants Agreement is deleted; and Section 5(a) of the Covenants Agreement is amended to read as follows:

The Employee shall not, directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, for a period of three (3) years following the end of the Transition Period, (i) manage, direct, provide or sell Company Services or work for or provide services to any person or entity that provides Company Services, within the United States or in any foreign country in which the Company or its affiliates has an office, is or has engaged in business, or proposes to engage in business as of the end of the Transition Period or (ii) induce or attempt to induce or otherwise counsel, advise, ask or encourage any person or entity who was a customer of the Company within the two (2) year period prior to the end of the Transition Period to purchase Company Services from a person or entity other than the Company or to cease or decrease the amount of such customer’s business with the Company. For the purposes of this Section 5(a), the term “Company Services” shall mean products or services that compete with those Company products or services that, as of the end of the Transition Period, (i) the Company is offering or (ii) Employee knows the Company has plans to offer.  Notwithstanding the foregoing, Employee may work for or provide services to a person or entity that provides Company Services if Employee’s work or services are for a separate division of such person or entity that is wholly unrelated to the division that provides Company Services, and provided further that Employee is not involved in any way, directly or indirectly, in the management, direction, provision or sale of Company Services.

4.	Non-Solicitation of Employees. Section 6 of the Covenants Agreement is amended to read as follows:

The Employee agrees that during the term of his employment, and for a period of three (3) years following the end of the Transition Period, he shall not, except in the course of his duties for the Company, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage (i) any person who at the time is a current employee of the Company or its affiliates, or who left such employ within the preceding six (6) months, to leave the employ of the Company or to accept employment or an independent contractor arrangement with another employer besides the Company, or (ii) any person or entity who at the time is a current independent contractor, consultant or vendor of the Company or its affiliates to cease or decrease the amount of such contractor’s, consultant’s or vendor’s services to the Company.

5.

Payment for Non-Competition and Non-Competition Obligations.  In exchange for the enhanced non-competition and non-solicitation protections afforded to the Company pursuant to Sections 3 and 4 of this Agreement, the Company shall pay Executive the following amounts, subject to his continued compliance with his obligations under the Covenants Agreement (as modified by this Agreement):  (a) $750,000 on or before December 31, 2017; (b) $750,000 on or before June 30, 2018; (c) $500,000 on or before December 31, 2018; (d) $500,000 on or before June 30, 2019; (e) $250,000 on or before December 31, 2019; and (f) $250,000 on or before June 30, 2020.  Notwithstanding the foregoing, no amount shall be payable pursuant to this Section 5 if the Transition Period ends because the Company terminates Executive’s employment for Cause.  In the event that the Company fails to timely pay any of the foregoing amounts, and does not cure such failure on 15 days’ written notice from Executive to the Company requesting cure, then, if Executive so elects in writing in his sole discretion, the restrictions in Sections 3 and 4 shall be null and void and only the restrictions in the Covenants Agreement shall apply (and, for the avoidance of doubt, if the Transition Period is terminated by the Company for Cause, no amounts shall be due under this Section 5 but the restrictions referred to in Sections 3 and 4 shall continue in full force and effect).

6.	Release of Claims. The Company and Executive shall execute the Release of Claims attached as Exhibit F on or within forty-five (45) days following the last day of the Transition Period.

7.

Nondisparagement.  Executive agrees not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage the Company, its affiliates, or any of their respective senior executive officers or directors.  The Company agrees to use its best reasonable efforts to cause its senior executive officers and directors not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage Executive.  This Section 7 shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements to government authorities or when required by law, subpoena, court order, or the like.  In accordance with the Defend Trade Secrets Act, if Executive makes a confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law, or in a court filing under seal, Executive shall not be held liable under this Agreement, the Covenants Agreement or any federal or state trade secret law for such a disclosure.

8.

Cooperation.  During the Transition Period and thereafter Executive will, upon reasonable request and subject to such reasonable conditions as Executive may reasonably request: (a) cooperate with the Company in connection with any matter that arose during Executive’s employment and that relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which Executive may have any knowledge or involvement; and (b) consult with and provide information to the Company and its representatives concerning such matters.  If any such cooperation is required after the Transition Period, such cooperation shall be required only at reasonable times and places and in a manner that does not unreasonably interfere with any other employment in which Executive may then be engaged.  Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not truthful.

9.

Indemnification.  The Company shall maintain, for the benefit of Executive, director and officer liability insurance in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director.  In addition, Executive shall be indemnified by the Company against liability for claims against him as an officer and director of the Company and shall be entitled to prompt advancement of expenses (including without limitation attorney’s fees), in each case to the fullest extent provided in the Indemnity Agreement, Section 15 of the Severance Agreement, the Company’s bylaws and/or any other governing documents applicable to Executive, whichever is most favorable to Executive in the particular instance.  Executive’s rights under this Section 9 shall continue so long as he may be subject to such liability.

10.	Withholdings. Amounts payable hereunder are subject to all tax and other legally-required withholdings.
11.

Queries Regarding Covenants.  Any questions Executive has regarding the application of his obligations under the Covenants Agreement (as amended hereby) shall be directed to the Lead Director or Non-Executive Chairman of the Board.

12.

No Assignment.  No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, except as provided in this Agreement.

13.

Entire Agreement.  This Agreement, together with the Severance Agreement and the Covenants Agreement (each as modified hereby), represents the entire understanding and agreement between the parties as to the subject matter hereof and supersedes all prior agreements, arrangements and understandings between them concerning the subject matter hereof, and any subsequent written agreements shall be construed to change, amend, alter, repeal or invalidate this Agreement, only to the extent that this Agreement is specifically identified in and made subject to such other written agreements and is executed by both parties hereto.  For the avoidance of doubt, the Covenants Agreement and the Severance Agreement shall remain in full force and effect in accordance with their terms, except as modified by this Agreement.

14.

Governing Law.  This Agreement and its performance, together with the Severance Agreement and the Covenants Agreement (each as modified hereby) and their performance, will be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction.  Notwithstanding anything in this Agreement or elsewhere to the contrary, the parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of or relating to Executive’s employment with the Company, the termination of such employment, or rights arising under or preserved by this Agreement, and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts; provided, however, that Section 5(c) of the Severance Agreement shall apply to any such proceeding as if it were an arbitration.  IN ADDITION, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM ARISING OUT OF THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO, ISSUES ARISING OUT OF THIS AGREEMENT.

15.

Interpretation.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.	Miscellaneous. In the event of Executive’s death or a judicial determination of his incompetence, references to Executive in this Agreement and in the Release shall (where appropriate) be deemed to refer to his heir(s), beneficiar(ies), estate, executor(s) or other legal representative(s).  Notwithstanding anything in this Agreement or elsewhere to the contrary, Executive shall at all times be entitled to: (i) retain, and use appropriately, (x) documents and information relating to his personal entitlements and obligations, and (y) his rolodex (and electronic equivalents); (ii) disclose documents and information in confidence to an attorney or other professional for the purpose of securing professional advice; and (iii) make truthful statements, and disclose documents and information, (w) when required by law, subpoena, court order or the like, (x) when requested by or voluntarily disclosed to a governmental or self-regulatory authority, (y) when protected by applicable “whistleblower” statutes, or (z) as reasonably necessary to enforce his rights in a proceeding under Section 14 or otherwise.

DATE: August 30, 2016	/s/ Thomas L. Monahan III Thomas L. Monahan III

/s/ Melody Jones
For CEB Inc.